Exhibit 99

NEWS RELEASE

TO BUSINESS EDITOR

DIMECO, INC. ANNOUNCES EARNINGS AT SEPTEMBER 30, 2007

Dimeco, Inc. (Nasdaq “DIMC”), parent company of The Dime Bank, reported earnings for the nine months ended September 30, 2007 of $4,953,000, a 22.5% increase over the same period last year. The main component of this growth was an increase of $1,724,000 or 15.5% in net interest income. Based on net income, earnings per share were $3.25 for the period and dividends declared year-to-date in 2007 increased 11.5% to $.87 per share.

The Company continued to experience growth, with total assets of $429,603,000 at September 30, 2007, an increase of $39,747,000 or 10.2% over September 30, 2006. During this time, deposits increased $35,917,000 or 11.1% while the loan portfolio expanded by $43,227,000 or 14.4%. Asset quality remained strong for the nine months ended September 30, 2007, with the ratios of non-performing assets to total assets of .20%, net charge-offs to average loans of .07% and the allowance for loan loss representing 1.47% of total loans.

This significant performance can be summarized by two financial ratios. Return on average assets was 1.60% at September 30, 2007 and the return on average stockholders’ equity was 17.82%.

Gary C. Beilman, President and Chief Executive Officer, stated, “This news release contains great news about the performance of Dimeco Inc for the third quarter of 2007. The momentum of increasing growth and profitability that was experienced during the first two quarters of this year has continued this period. When compared to the same date last year, you see that loans, deposits and total assets have all increased more than 10%.”

Beilman continued, “To accommodate the activity of our ever-increasing customer base, construction at our Honesdale office is underway to expand our drive-thru and parking facilities. As always, we are thankful to our customers, employees and shareholders for their confidence in us.”

The Dime Bank, a wholly owned subsidiary of Dimeco, Inc., serves Wayne and Pike counties in Pennsylvania and Sullivan County, New York. The Bank offers a full array of financial services ranging from traditional products to electronic banking along with a Trust Department and an Investments and Financial Services Department. For more information on The Dime Bank, visit www.thedimebank.com

Source Dimeco, Inc. / October 19, 2007

Contact: Deborah Unflat, Assistant Vice President Marketing

DIMECO, INC.

CONSOLIDATED STATEMENT OF INCOME (unaudited)

(in thousands, except per share)	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Interest Income
Interest and fees on loans	$6,785	$5,596	$19,163	$15,609
Investment securities:
Taxable	795	624	2,486	1,738
Exempt from federal income tax	98	60	247	160
Other	27	45	184	178

Total interest income	7,705	6,325	22,080	17,685

Interest Expense
Deposits	2,828	2,161	8,409	5,785
Short-term borrowings	104	108	280	284
Other borrowed funds	221	156	556	505

Total interest expense	3,153	2,425	9,245	6,574

Net Interest Income	4,552	3,900	12,835	11,111

Provision for loan losses	300	185	750	400

Net Interest Income After Provision for Loan Losses	4,252	3,715	12,085	10,711

Noninterest Income
Services charges on deposit accounts	399	361	1,187	1,099
Other income	522	397	1,384	1,182

Total noninterest income	921	758	2,571	2,281

Noninterest Expense
Salaries and employee benefits	1,504	1,330	4,375	3,925
Net occupancy and equipment expense	308	321	983	979
Other expense	653	665	2,089	2,156

Total noninterest expense	2,465	2,316	7,447	7,060

Income before income taxes	2,708	2,157	7,209	5,932
Income taxes	851	689	2,256	1,889

NET INCOME	$1,857	$1,468	$4,953	$4,043

Earnings per Share—basic	$1.22	$0.96	$3.25	$2.65

Earnings per Share—diluted	$1.18	$0.93	$3.13	$2.57

Average shares outstanding—basic	1,520,024	1,523,958	1,525,500	1,524,777
Average shares outstanding—diluted	1,578,255	1,573,677	1,582,179	1,573,484

DIMECO, INC.

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(in thousands)
September 30,	2007	2006
Assets
Cash and due from banks	$5,797	$8,664
Interest-bearing deposits in other banks	23	3,391
Federal funds sold	2,835	10,000

Total cash and cash equivalents	8,655	22,055

Mortgage loans held for sale	262	266
Investment securities available for sale	62,546	55,294
Investment securities held to maturity (market value of $201)	—	200
Loans (net of unearned income of $735 and $749)	343,440	300,213
Less allowance for loan losses	5,046	4,229

Net loans	338,394	295,984

Premises and equipment	5,667	5,744
Accrued interest receivable	1,945	1,651
Bank-owned life insurance	8,126	5,399
Other assets	4,008	3,263

TOTAL ASSETS	$429,603	$389,856

Liabilities
Deposits :
Noninterest-bearing	$34,137	$37,381
Interest-bearing	324,416	285,255

Total deposits	358,553	322,636

Short-term borrowings	10,758	16,370
Other borrowed funds	17,947	13,963
Accrued interest payable	1,368	1,011
Other liabilities	2,299	1,895

TOTAL LIABILITIES	390,925	355,875

Stockholders’ Equity
Common stock, $.50 par value; 5,000,000 shares authorized; 1,573,290 and 1,560,484 shares issued	787	780
Capital surplus	4,920	4,599
Retained earnings	34,981	30,255
Accumulated other comprehensive income (loss)	17	(111)
Treasury stock, at cost (53,000 and 43,000 shares)	(2,027)	(1,542)

TOTAL STOCKHOLDERS’ EQUITY	38,678	33,981

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$429,603	$389,856

This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

CONSOLIDATED FINANCIAL HIGHLIGHTS (UNAUDITED)

	(amounts in thousands, except per share)
		2007		2006		% Increase (decrease)
	Performance for the nine months ended September 30,
	Interest income	$22,080		$17,685		24.9%
	Interest expense	$9,245		$6,574		40.6%
	Net interest income	$12,835		$11,111		15.5%
	Net income	$4,953		$4,043		22.5%

	Shareholders’ Value (per share)
	Net income—basic	$3.25		$2.65		22.6%
	Net income—diluted	$3.13		$2.57		21.8%
	Dividends	$0.87		$0.78		11.5%
	Book value	$25.44		$22.39		13.6%
	Market value	$47.60		$37.26		27.8%
	Market value/book value ratio	187.1%		166.4%		12.4%
*	Price/earnings multiple	11.0	X	10.6	X	3.8%
*	Dividend yield	2.44%		2.79%		-12.5%

	Financial Ratios
*	Return on average assets	1.60%		1.48%		8.1%
*	Return on average equity	17.82%		16.48%		8.1%
	Shareholders’ equity/asset ratio	9.00%		8.72%		3.2%
	Dividend payout ratio	26.77%		29.43%		-9.0%
	Nonperforming assets/total assets	0.20%		0.20%		—
	Allowance for loan loss as a % of loans	1.47%		1.41%		4.3%
*	Net charge-offs/average loans	0.07%		0.07%		—
	Allowance for loan loss/nonaccrual loans	1126.3%		747.2%		50.7%
	Allowance for loan loss/non-performing loans	586.7%		555.0%		5.7%

	Financial Position at September 30,
	Assets	$429,603		$389,856		10.2%
	Loans, net of unearned	$343,440		$300,213		14.4%
	Deposits	$358,553		$322,636		11.1%
	Stockholders’ equity	$38,678		$33,981		13.8%

*	annualized